Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
RadNet, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Commission File Nos. 333-143652, 333-61876, 333-153228, 333-160100 and 333-176324) of RadNet, Inc. of our report dated January 17, 2012, relating to the consolidated balance sheets of Raven Holdings U.S., Inc. and its subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of operations, equity (deficit) and cash flows for the three years in the period ended December 31, 2010, 2009 and 2008, which report appears in the Current Report on Form 8-K/A of RadNet, Inc. dated January 17, 2012.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

January 17, 2012
Mississauga, Canada